Company Contact:	Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
Ed.lockwood@kla-tencor.com

Meggan Powers (Media)
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

FOR IMMEDIATE RELEASE

KLA-TENCOR CORPORATION PRICES SENIOR NOTES OFFERING

SAN JOSE, Calif.-April 29, 2008-KLA-Tencor Corporation (NASDAQ: KLAC) announced today that it has priced $750 million aggregate principal amount of Senior Notes ("the notes") under an automatic shelf registration statement on file with the Securities and Exchange Commission. The notes will be due May 1, 2018, with a coupon of 6.90%.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include strategic acquisitions and stock repurchases.

Merrill Lynch & Co. is acting as the sole book-running manager of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. You may get a copy of the prospectus for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department, 212-449-1000.

Forward Looking Statements: All statements in this press release that are not historical are "forward-looking statements" under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to whether or not the Company will complete the offering and the anticipated use of proceeds. Factors that might cause such differences include those described in the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission on April 28, 2008, as well as the Company's periodic reports filed with the Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in KLA-Tencor's expectations or any change in events, conditions, or circumstances on which any such statements are based.

About KLA-Tencor:  KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries.  Headquartered in San Jose, California, the Company has sales and service offices around the world.  An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC.  Additional information about the Company is available at http://www.kla-tencor.com.

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